PRESS RELEASE

Enova Reports Year-to-Date Revenue Growth for Q3 2010; Announces Expanded Growth on Secured Order
Book of $6.0M; Discusses Positive Market Developments

TORRANCE, CA November 12, 2010 – Enova Systems, Inc. (NYSE AMEX: ENA and AIM: ENV and ENVS), a production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems, today announced financial results for its third quarter of fiscal year 2010 and noted positive highlights for the year.

Highlights of the September 30, 2010 Quarter:

•	Revenue increased for the nine months ended September 30, 2010 by $733,000 or 18% to $4,887,000 for the comparable period in 2009. Navistar, Smith Electric Vehicles (“Smith”), First Auto Works (“FAW”) and Freightliner Custom Chassis Corporation (“Freightliner”) contributed to these sales in 2010. Revenue for Q3 2010 was $1,904,000.

•	The Company is currently experiencing an increase in the momentum of revenue growth, with a firm order book of approximately $6.0 million for delivery in Q4 2010 and the first quarter of 2011. The orders include drive system components and solutions for some of Enova’s key customers: Freightliner, FAW, Smith UK, Smith US, and the U.S. Air Force.

•	Gross margin improved for the nine months ended September 30, 2010 by 4 percentage points from the comparable period in 2009. Gross margin also improved by 3 percentage points in the third quarter of fiscal 2010 from the comparable third quarter of 2009. Improvements in the gross margin for the comparable quarters resulted from continued focus on key customer production contracts as well as efficiencies gained via in-house manufacturing.

Enova President and CEO Mike Staran commented, “The existing order book, which alone surpasses our 2009 revenues, is validation that the company continues to strengthen its core capabilities.” Staran added, “The increased commitment from our customers and suppliers combined with our steady improvement in margins displays the necessary upward trend that has been anticipated.”

Other positive highlights:

•	Freightliner unveiled the Enova-powered all-electric walk-in van (MT-EV) at the 2010 Hybrid Truck Users Forum (“HTUF”) in Dearborn, Michigan. Freightliner has projected that the vehicle will have an economic payback of 3-4 years. The MT-EV all-electric chassis utilizes Enova Systems’ 120kW all-electric drive system technology. Freightliner is the first company within the industry to utilize Tesla batteries for commercial applications. Enova and Freightliner are currently working towards California Air Resources Board (“CARB”) certification of its MT-EV solution.

•	Enova has engaged Mike Mead, former Chief, Advanced Power Technology Office with the U.S. Air Force to assist the company in its pursuit of government (GSA and military) business opportunities. It is anticipated that Mr. Mead’s experience and knowledge of this segment will greatly enhance Enova’s ability to optimize opportunities and realize growth.

•	Remy and Enova continue to make significant progress together in the development of a new electric drive system based on the Enova Omni Controller and Remy’s HVH motor utilizing the $60.2m grant Remy received from the U.S. Department of Energy (“DOE”) for accelerating the standardization and commercialization of their HVH electric motor technology.

•	Enova has entered into partnership with Schwarze Industries Inc., a leading sanitation vehicle supplier, to develop a clean-operating fuel cell sweeper truck to be used by the U.S. Air Force in Hawaii. The fully electric green sweeper will be powered by the Enova 120kW all-electric drive system coupled with a hydraulic pump, and will use hydrogen produced by a solar electric array.

•	Enova has been actively increasing exposure for and awareness of its technologies and their demonstrable benefits in the Hawaiian market, building on the merits of its local office co-located, and partnered since 1994, with the Hawaiian Center for Transportation Technologies (HCATT) in Honolulu. Product demonstrations of its all-electric ZE vehicle fleet, including the step van and cargo van, were recently conducted. In addition, Enova has had a presence at key local industry conferences and events, expanding its local network and further strengthening its leadership position in Hawaii are growing green vehicle market.

•	Enova continues to grow its battery purchases from Valence as well as develop relationships and actively evaluate battery technologies from other suppliers including a major producer of batteries for charge sustaining hybrid systems. The company sees tremendous upside to business potential as battery technology advances and product becomes available. These advancements will become critical to the value proposition of Enova’s drive system solutions.

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501

Tel: 310-527-2800
Contact: Jarett Fenton CFO/Investor Relations

Additional Information:
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2009.